EXHIBIT 23.7
September 29, 2009
U.S. Securities and Exchange Commission

Re:	Consent of Independent Petroleum Engineers
Dear Sirs:
Sproule Associates Limited hereby consents to the incorporation by reference of our name and information audited by us regarding estimates of reserves in this Form S-8 of Resolute Energy Corporation to be filed on or about September 29, 2009.

Sincerely, SPROULE ASSOCIATES LIMITED
By	/s/ Harry J. Helwerda, P.Eng.
Harry J. Helwerda, P.Eng.
Executive Vice President

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